U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 21, 2012

(Date of Report–Date of Earliest Event Reported)

CACI International Inc

(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1100 N. Glebe Road,

Arlington, Virginia 22201

(Address of Principal executive offices) (ZIP code)

(703) 841-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Mr. Allen to the Board. On June 21, 2012, Mr. Daniel D. Allen was appointed to our Board of Directors, effective July 1, 2012. As noted in the Company’s Form 8-K filed with the SEC on June 6, 2012, Mr. Allen, currently the President, U.S. Operations, of CACI-INC. FEDERAL, has been appointed President and Chief Executive Officer of the Company, effective July 1, 2012.

There is no arrangement or understanding between Mr. Allen and any other person pursuant to which he was selected as a director.

At this time, it is expected that Mr. Allen will be appointed to the Executive Committee of our Board of Directors.

There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Allen was a participant.

There is no plan, contract, or arrangement that was entered into or materially modified in connection with Mr. Allen’s appointment to the Board of Directors.

(e) Compensation of Mr. Allen and Mr. Mengucci. On June 21, 2012, the Board of Directors approved Mr. Allen’s compensation and other terms of employment in connection with his appointment as President and Chief Executive Officer of the Company.

Effective July 1, 2012, Mr. Allen’s annual base salary will be changed from $513,000 to $750,000. In addition, Mr. Allen’s incentive bonus target, which is based upon achievement of Company profitability, revenue, and other operational goals, will be changed from $658,000 to $1,000,000.

The Board of Directors also approved an Employment Agreement in connection with Mr. Allen’s role as President and Chief Executive Officer of the Company. Under the terms of the agreement, assuming a termination event (termination by CACI without cause as defined in the agreement or a resignation by Mr. Allen for “good reason” as defined in the agreement) occurs, Mr. Allen will receive a severance payment equal to 24 months base salary, continued participation in CACI’s health care coverage for a one-year period, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

If a termination event occurs within one year following a change of control of CACI, Mr. Allen will receive a termination payment equal to 24 months base salary, continued participation in CACI’s health care coverage for a one-year period, and two times his average bonus payments for the five fiscal years immediately preceding the termination, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

In addition, as also noted in the Company’s Form 8-K filed with the SEC on June 6, 2012, Mr. John S. Mengucci, currently the Chief Operating Officer for U.S. Operations, has been named Chief Operating Officer and President of U.S. Operations, effective July 1, 2012. On June 21, 2012, the Board of Directors approved Mr. Mengucci’s compensation and other terms of employment in connection with his appointment. Effective July 1, 2012, Mr. Mengucci’s annual base salary will be changed from $500,000 to $533,000. In addition, Mr. Mengucci’s incentive bonus target, which is based upon achievement of Company profitability, revenue, and other operational goals, will be changed from $535,000 to $691,000.

The Board of Directors also approved a Severance Agreement in connection with Mr. Mengucci’s role as Chief Operating Officer and President of U.S. Operations. Under the terms of the agreement, assuming a termination event

(termination by CACI without cause as defined in the agreement or a resignation by Mr. Mengucci for “good reason” as defined in the agreement) occurs, Mr. Mengucci will receive a severance payment equal to 12 months base salary, continued participation in CACI’s health care coverage for a six-month period, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

If a termination event occurs within one year following a change of control of CACI, Mr. Mengucci will receive a termination payment equal to 24 months base salary, continued participation in CACI’s health care coverage for a six-month period, and 1.5 times his average bonus payments for the five fiscal years immediately preceding the termination, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

By:	/s/ Arnold D. Morse
Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary

Dated: June 27, 2012